Exhibit 99.1

For Immediate Release

BreitBurn Energy Partners Reports Record First Quarter 2008 Results

Production Increases 297% and Adjusted EBITDA Increases 590%

LOS ANGELES, May 12, 2008 -- BreitBurn Energy Partners L.P. (the "Partnership") (NASDAQ:BBEP), today announced operating and financial results for its first quarter of 2008 and the filing of its Form 10-Q with the Securities and Exchange Commission.

First Quarter 2008 Highlights
•
Aggregate production increased by 297% to 1,720 Mboe in the first quarter of 2008 as compared to 433 Mboe in the first quarter of 2007. Oil and NGL production increased to 783 Mboe from 419 Mboe while natural gas production increased to 5,624 Mmcf from 87 Mmcf in the first three months of 2008 as compared to the first three months of 2007. The Partnership’s acquisitions in the last three quarters of 2007 contributed 1,290 MBoe of this increase.

•	Including realized gains and losses on derivative instruments, oil and gas sales revenues improved 319% to $102.4 million in the first quarter of 2008 from $24.4 million in the first quarter of 2007.
•
Realized crude oil and liquids prices averaged $67.63 Bbl for the first three months of 2008, while realized natural gas prices averaged $7.94 per mcf. This compares to realized average crude oil and liquids prices of $57.00 per Bbl and realized average natural gas prices of $5.18 per mcf in the first three months of 2007.

•
Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, increased by 590% from the first quarter of 2007 to $58.2 million, $49.8 million higher than the first quarter of 2007. This increase was due primarily to higher production volumes from the Partnership’s acquisitions in 2007 and higher overall commodity prices. (EBITDA is a non-GAAP financial measure. See "Non-GAAP Financial Measures" and the associated tables for a discussion of management's use of Adjusted EBITDA in this release).

•
Per unit production expenses, which include lease operating expenses and production and property taxes, decreased by $1.77 per Boe from the first quarter of 2007 to $18.12 per Boe in the first quarter of 2008. This decrease resulted from lower operating costs per Boe associated with production from our Michigan, Indiana and Kentucky properties acquired in the fourth quarter of 2007.

•
General and administrative expenses for the first quarter of 2008, excluding unit-based compensation expense, were $10.1 million.  First quarter 2008 general and administrative expenses were well within management's guidance for the quarter which accounted for significant non-recurring expenses relating to professional services fees and acquisition integration expenses.

•
Net loss for the first quarter of 2008 was $41.1 million, or a loss of $0.61 per limited partnership unit. The net loss reflects $71 million in non-cash unrealized losses attributable to the change in fair value of the Partnership’s derivative financial instruments during the period (see “First Quarter 2008 Results”).

•	The Partnership declared a record quarterly cash distribution of $0.50 per unit for the first quarter, or $2.00 per unit on an annualized basis, a 21% increase from the first quarter of 2007.
•	2008 capital deployment is ahead of schedule and the integration of our acquired assets is allowing us to increase our operating capabilities to optimize value from these assets.

Hal Washburn, Co-CEO of BreitBurn Energy Partners, said, “We are pleased with the strong results achieved during the quarter. We continued to see the benefits of our acquisition-driven growth strategy as we had record results across a number of key operating and financial metrics and the integration of our acquired assets is on track. Our first quarter 2008 results are in line with our guidance provided on March 17, 2008, and we are reaffirming that guidance today. We remain focused on the core elements of our strategy to add reserves, develop them economically and provide healthy growth in the cash distributions we pay to our unitholders.”

First Quarter 2008 Results:

Excluding the effect of derivatives, our oil, natural gas and natural gas liquid sales were $115.8 million, or $64.62 per Boe, in the first quarter of 2008. Including the effects of realized losses on commodity derivative instruments, realized prices were $57.01 per Boe. This compared to oil, natural gas and natural gas liquid sales of $21.4 million, or $49.19 per Boe in the first quarter of 2007. Including the effects of realized gains on commodity derivative instruments, realized prices in the first quarter of 2007 were $56.20 per Boe.

Excluding the impact of non-cash unrealized losses on derivative instruments, adjusted net income for the first quarter of 2008 would have been $30.0 million. In the first quarter of 2007, net loss was $4.8 million, or a loss of $0.21 per diluted limited partnership unit, including unrealized losses of $9.7 million. Excluding the impact of unrealized losses on commodity derivative instruments in the first quarter of 2007, net income for the first quarter of 2007 would have been $4.9 million.

Including non-cash unrealized losses on derivative instruments of $71 million, net loss for the first quarter of 2008 totaled $41.1 million, or a loss of $0.61 per diluted limited partnership unit. Non-cash unrealized losses of $69.9 million reflects the impact that higher crude oil and natural gas futures prices had on changes in the fair values of our commodity derivative instruments related to the expected sales of our future production through 2012. Non-cash unrealized losses of $1.2 million reflects the impact that changing interest rates had on changes in the fair values of our interest rate swaps during the period.

The Partnership uses commodity and interest rate derivative instruments as economic hedges to help maintain cash flows for operating activities, acquisitions, capital expenditures, distributions and to mitigate the risks associated with commodity price volatility and changing interest rates. The Partnership does not enter into derivative instruments for speculative trading purposes. Non-cash losses do not affect Adjusted EBITDA, cash flow from operations or the Partnership’s ability to pay its cash distributions.

2008 Hedge Portfolio Summary

The table below summarizes the Partnership’s 2008 hedge portfolio on March 31, 2008.

	Q2	Q3	Q4
Oil Hedges (Mbbls):
Swap Volume (including FL)	464	273	317
W.A. Swap Price(6)	$78.97	$78.64	$77.20

Participatory Swap Volume	39	292	246
W.A. Swap Price	$60.00	$60.70	$60.93
% Participation	76.1%	57.0%	61.7%

Collar Volume	46	--	--
W.A. Floor Price	$66.00	--	--
W.A. Ceiling Price	70.38	--	--
Gas Hedges(mmbtu):
Volume Hedged	4,482	4,419	4,301
W.A. Price	$8.01	$8.01	$8.01

Cash Distribution

On May 15, the Partnership will pay cash distribution of approximately $33.7 million, or $0.50 per common unit, to its general partner and common unitholders of record as of the close of business on May 9, 2008.

Non-GAAP Financial Measures

This press release, the financial tables and other supplemental information, including the reconciliations of certain non-generally accepted accounting principles ("non-GAAP") measures to their nearest comparable generally accepted accounting principles ("GAAP") measures, may be used periodically by management when discussing the Partnership's financial results with investors and analysts and they are also available on the Partnership's website under the Investor Relations tab.

Among the non-GAAP financial measures used are "Adjusted EBITDA” and revenue and adjusted net income excluding the effect of derivatives on our oil, natural gas and natural gas liquid sales. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.

Adjusted EBITDA is presented as management believes it provides additional information and metrics relative to the performance of the Partnership's business, such as the cash distributions we expect to pay to our unitholders, as well as our ability to meet our debt covenant compliance tests. Management believes that these financial measures indicate to investors whether or not cash flow is being generated at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA may not be comparable to a similarly titled measure of other publicly traded partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA in the same manner.

The following table presents a reconciliation of Adjusted EBITDA to net income (loss) and net cash flow from operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated:

	Quarter	Quarter
	Ended	Ended
	March 31,	March 31,
Thousands of dollars	2008	2007

Reconciliation of consolidated net loss to Adjusted EBITDA:
Net loss	$(41,140)	$(4,756)
Unrealized loss on derivative instruments	71,153	9,696
Depletion, depreciation and amortization expense	20,861	3,087
Interest expense and other financing costs	5,335	498
Income tax provision	(246)	(97)
Non-cash unit based compensation	1,477	-
Amortization of intangibles	754	-

Adjusted EBITDA	$58,194	$8,428

	Quarter	Quarter
	Ended	Ended
	March 31,	March 31,
Thousands of dollars	2008	2007

Reconciliation of net cash from operating activities to Adjusted EBITDA:
Net cash from operating activities	$94,314	$13,421
Add:
Increase (decrease) in assets net of liabilities
relating to operating activities	(46,026)	(5,437)
Cash interest expense	5,369	115
Equity earnings from affiliates, net	223	82
Incentive compensation expense (a)	333	(3,546)
Incentive compensation plans paid	4,521	3,729
Minority interest	(54)	-
Other	(486)	64

Adjusted EBITDA	$58,194	$8,428

(a) Represents incentive compensation plan expense expected to be settled in cash.

Conference Call

As announced on May 6, 2008, the Partnership will host an investor conference call to discuss its results today at 2:00 p.m. (Pacific Time). Investors may access the conference call over the Internet via the Investor Relations tab of the Partnership's website (www.breitburn.com), or via telephone by dialing 888-599-4880 (international callers dial +1-913-312-0417) a few minutes prior to register. Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software. In addition, a replay of the call will be available through May 19, 2008 by dialing 888-203-1112 (international callers dial +1-719-457-0820) and entering replay PIN 4716839, or by going to the Investor Relations tab of the Partnership's website (www.breitburn.com). The Partnership will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.

About BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P. is a publicly traded independent oil and gas limited partnership focused on the acquisition, exploitation and development of oil and gas properties. The Partnership’s producing and non-producing crude oil and natural gas reserves are located in the Antrim Shale in Michigan, the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, the Sunniland Trend in Florida, the New Albany Shale in Indiana and Kentucky, and the Permian Basin in West Texas. See www.BreitBurn.com for more information.

Cautionary Statement Relevant to Forward - Looking Information

This press release contains forward-looking statements relating to BreitBurn's operations that are based on management's current expectations, estimates and projections about its operations. Words such as "anticipates," "expects," "intends," "plans," "targets," "projects," "believes," "seeks," "schedules," "estimates," "recommends," "intention to recommend," “in the future,” “guidance” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, BreitBurn undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: inaccuracies in the estimated timing and amount of future production of oil and natural gas due to numerous factors including permit delays or restrictions, weather, equipment failures, delays or lack of availability, unexpected subsurface or geologic conditions, lack of capital, increases in the costs of rented or contracted equipment, increases in labor costs, volumes of oil or gas greater or lesser than anticipated, and changes in applicable regulations and laws; unexpected problems with wells or other equipment, particularly in our Florida properties where production is concentrated in relatively few wells; the lack of availability of drilling and production equipment or unexpected increases in the cost of such equipment; unexpected changes in operating costs and other expenses, including utilities, labor, transportation, well and oil field services, taxes, permit fees, regulatory compliance, and other costs of operation; the potential for oil and gas operating costs to increase while corresponding sales prices of oil and gas are wholly or partially fixed due to our use of derivative contracts, or "hedges" to limit price volatility;  the potential impact of a change in our ownership (see “Business - Potential Sale by Provident of its Interest in the Partnership and BreitBurn Energy” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007); changes in crude oil and natural gas prices, including price discounts and basis differentials; management changing its recommendation or the Board not accepting such a recommendation regarding distributions after reviewing all relevant factors the competitiveness of alternate energy sources or product substitutes; technological developments; the future performance of the properties acquired from Quicksilver Resources Inc.; the discovery of previously unknown environmental issues; inaccuracies in estimating the amount, nature and timing of capital expenditures, including future development costs; potential disruption or interruption of BreitBurn's net production due to accidents or severe weather; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule setting bodies; the inability to predict the availability and terms of capital; issues with marketing of oil and natural gas including lack of access to markets, changes in pipeline and transportation tariffs and costs, increases in minimum sales quality standards for oil or natural gas, changes in the supply-demand status of oil or gas in a given market area, and the introduction of increased quantities of oil or natural gas into a given area due to new discoveries or new delivery systems; and the factors set forth under the heading "Risk Factors" incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2007. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Relations Contacts:
James G. Jackson
Executive Vice President and Chief Financial Officer
(213) 225-5900 x273
Or
Pierre Hirsch of Ruder Finn/West
(415) 692-3060

BreitBurn Energy Partners L.P. and Subsidiaries
Unaudited Consolidated Statements of Operations

	Three Months Ended
	March 31,
Thousands of dollars, except unit amounts	2008	2007

Revenues and other income items:
Oil, natural gas and natural gas liquid sales	$115,849	$21,389
Realized gain (loss) on derivative instruments	(13,438)	3,028
Unrealized loss on derivative instruments	(69,949)	(9,696)
Other revenue, net	875	241
Total revenues and other income items	33,337	14,962
Operating costs and expenses:
Operating costs	35,973	8,692
Depletion, depreciation and amortization	20,861	3,087
General and administrative expenses	10,958	7,503
Total operating costs and expenses	67,792	19,282

Operating loss	(34,455)	(4,320)

Interest and other financing costs, net	5,424	498
Loss on interest rate swap	1,115	–
Other expenses, net	338	35

Loss before taxes and minority interest	(41,332)	(4,853)

Income tax benefit	(246)	(97)
Minority interest	54	–

Net loss	(41,140)	(4,756)

General Partner's interest in net loss	(273)	(95)

Limited Partners' interest in net loss	$(40,867)	$(4,661)

Basic net loss per limited partner unit	$(0.61)	$(0.21)
Diluted net loss per limited partner unit	$(0.61)	$(0.21)
Weighted average number of units used to calculate
Basic net loss per unit	67,020,641	21,975,758
Diluted net loss per unit	67,020,641	21,975,758

BreitBurn Energy Partners L.P. and Subsidiaries
Unaudited Consolidated Balance Sheets

	March 31,	December 31,
Thousands of dollars, except unit amounts	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$10,550	$5,929
Accounts receivable	76,942	44,202
Non-hedging derivative instruments	–	948
Related party receivables	1,672	35,568
Inventory	2,626	5,704
Prepaid expenses	2,258	2,083
Intangibles	3,156	3,169
Other current assets	160	160
Total current assets	97,364	97,763
Equity investments	15,868	15,645
Property, plant and equipment
Oil and gas properties	1,930,114	1,910,941
Non-oil and gas assets	568	568
	1,930,682	1,911,509
Accumulated depletion and depreciation	(67,408)	(47,022)
Net property, plant and equipment	1,863,274	1,864,487
Other long-term assets
Intangibles	2,487	3,228
Other long-term assets	5,042	5,433

Total assets	$1,984,035	$1,986,556
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
Accounts payable	$19,773	$13,910
Book overdraft	1,787	1,920
Non-hedging derivative instruments	78,687	35,172
Related party payables	25,404	10,137
Accrued liabilities	45,757	29,545
Total current liabilities	171,408	90,684
Long-term debt	331,000	370,400
Long-term related party payables	1,430	1,532
Deferred income taxes	2,814	3,074
Asset retirement obligation	28,294	27,819
Non-hedging derivative instruments	92,385	65,695
Other long-term liability	2,000	2,000
Total liabilities	629,331	561,204
Minority interest	566	544
Partners' equity
Limited partners' interest (a)	1,353,227	1,423,418
General partner interest	911	1,390

Total liabilities and partners' equity	$1,984,035	$1,986,556

(a) Limited partner units outstanding	67,020,641	67,020,641

BreitBurn Energy Partners L.P. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,
Thousands of dollars	2008	2007

Cash flows from operating activities
Net loss	$(41,140)	$(4,756)
Adjustments to reconcile to cash flow from operating activities:
Depletion, depreciation and amortization	20,861	3,087
Unit based compensation expense	1,144	3,546
Unrealized loss on derivative instruments	71,153	9,696
Equity in earnings of affiliates, net of dividends	(223)	(82)
Deferred income tax	(260)	(97)
Minority interest	54	–
Amortization of intangible	754	–
Other	466	319
Changes in net assets and liabilities:
Accounts receivable and other	(32,992)	(901)
Inventory	3,078	–
Due to related parties	49,394	330
Accounts payable and other current liabilities	22,025	2,279
Net cash provided by operating activities	94,314	13,421
Cash flows from investing activities
Capital expenditures	(19,146)	(1,600)
Property acquisitions	–	(30,028)
Net cash used by investing activities	(19,146)	(31,628)
Cash flows from financing activities
Distributions to predecessor members concurrent with initial public offering	–	581
Distributions	(31,007)	(8,947)
Proceeds from the issuance of long-term debt	61,100	51,300
Repayments of long-term debt	(100,500)	(22,700)
Book overdraft	(140)	(1,636)
Net cash provided (used) by financing activities	(70,547)	18,598
Increase in cash	4,621	391
Cash beginning of period	5,929	93
Cash end of period	$10,550	$484